UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 13, 2004

CRITICAL THERAPEUTICS, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50767	04-3523569
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

60 WESTVIEW STREET, LEXINGTON, MA		02421
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code	(781) 402-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 14, 2004, Critical Therapeutics, Inc. (the "Company") issued a press release announcing that it had appointed Robert H. Zeiger, age 60, to serve as an independent outside director on the eight person Board of Directors of the Company. Mr. Zeiger will serve as a Class I director serving in office until the 2005 annual meeting of stockholders of the Company. The appointment of Mr. Zeiger was effective as of October 13, 2004.

From October 2000 to the present, Mr. Zeiger has served as a consultant for a number of small start-up companies. From May 1995 to October 2000, Mr. Zeiger served in a variety of roles for Viragen, Inc., a biopharmaceutical company, including Chief Executive Officer and Chief Operating Officer from May 1995 to September 1998 and Vice Chairman of the Board of Directors from October 1998 to October 2000. From 1985 to 1994, Mr. Zeiger served in a variety of roles for Glaxo, Inc., a pharmaceutical company, including Vice President and General Manager of Glaxo Dermatology, Allen & Hansbury and Glaxo Pharmaceuticals. From 1979 to 1985, Mr. Zeiger served as Vice President of Marketing and Sales with Stiefel Laboratories, an international dermatology company. From 1971 to 1979, Mr. Zeiger served as National Sales Manager for Knoll Pharmaceutical, a pharmaceutical company. Mr. Zeiger holds a B.S. in marketing from Loyola University.

The Company granted to Mr. Zeiger upon his election to the Board a nonstatutory stock option to purchase 25,000 shares of common stock under the Company’s 2004 Stock Incentive Plan (the "Plan"). The shares subject to the options become exercisable in 36 equal monthly installments beginning November 13, 2004. The final expiration date of the options is October 12, 2014, unless they terminate earlier in accordance with the terms of the Plan or the option agreement. The exercise price of each option is $6.50 per share, which was the fair market value per share of Company Common Stock on the grant date, as determined under the Plan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRITICAL THERAPEUTICS, INC. (Registrant)

October 14, 2004	By:	/s/ Frank E. Thomas

Name: /s/ Frank E. Thomas
Title: Vice President of Finance, Chief Financial Officer and Treasurer